Exhibit 99.1

Titanfall Set for March 11 Launch on Xbox One and PC; Xbox 360 Launch Moves to March 25

The launch of Titanfall is quickly approaching, and we've been fired up to see how much anticipation there is for this game. The team at Respawn is putting the finishing touches on a game that I think will truly demonstrate the possibilities of this new generation.  The Xbox One and PC versions will be available on March 11 in North America and beginning March 13 in Europe.

In these last few weeks before launch, Respawn is in the final stages of polishing the Xbox One and PC versions of the game. Bluepoint is doing the same with the Xbox 360 version. To give them the time they need to put the finishing touches on the current-gen version of the game, we are moving the Xbox 360 ship date to March 25 in North America and March 28 in Europe. The extra two weeks will ensure the full world of Xbox gamers has an awesome experience.

All three platforms have the amazing intensity and dynamic gameplay between Titans and Pilots and we can't wait to see what everyone thinks when they start playing the full game next month.

Patrick Söderlund